EXHIBIT 5.1

Baxter, Baker, Sidle, Conn & Jones, P.A.

Attorneys at Law

120 E. Baltimore Street, Suite 2100

Baltimore, Maryland  21202-1643

James E. Baker, Jr. Direct Line (410) 385-8122 e-mail: jbaker@bbsclaw.com	Telephone (410) 230-3800 Facsimile (410) 230-3801

September 16, 2005

Spherix Incorporated

12051 Indian Creek Court

Beltsville, Maryland  20705

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-2 of Spherix Incorporated, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of up to 100,000 shares currently outstanding shares (the “Outstanding Shares”) of the Company’s common stock, $0.005 par value per share, and up to 2,278,726 shares (the “SEDA Shares”) of the Company’s common stock issuable pursuant to the provisions of the Standby Equity Distribution Agreement dated as of July 22, 2005 (the “SEDA”).  The Outstanding Shares and SEDA Shares may be sold to the public by the selling stockholders named in the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Outstanding Shares and the authorization for issuance of the SEDA Shares.

We are of the opinion that the Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, and the SEDA Shares have been duly authorized and, upon issuance in accordance with the terms of the SEDA, will be validly issued, fully paid and nonassessable, all in accordance with the laws of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

Baxter, Baker, Sidle, Conn & Jones, P.A.